Tele-Communications International, Inc.
(Traded on the NASDAQ as TINTA)

NEWS RELEASE
                                                November 19, 1998

For information contact:
Mike  Erickson, Tele-Communications International, Inc. (1)  303-
267-6481

             TELE-COMMUNICATIONS INTERNATIONAL, INC.
                        COMPLETES MERGER

     ENGLEWOOD, COLORADO - Tele-Communications International,
Inc, ("TINTA") announced that its merger with a wholly-owned subsidiary of Tele-Communications, Inc, ("TCI") was completed today after approval at a special meeting of TINTA's stockholders.

     As a result of the merger, the shares of TINTA not already owned by TCI subsidiaries were converted into the right to receive .58 of a share of Tele-Communications, Inc. Series A Liberty Media Group Common Stock. Prior to the Merger, TCI Ventures Group (Nasdaq: TCIVA) owned approximately 83% of TINTA's Series A Common Stock and all of TINTA's Series B Common Stock. TCI has previously announced its intention to combine TCI Ventures Group and Liberty Media Group (Nasdaq: LBTYA) into a single entity, subject to stockholder approval. Until that combination is completed, approximately 85% of TINTA will be attributed to TCI Ventures Group and the balance attributed to Liberty Media Group.

     Shares of TINTA Series A Common stock ceased trading at the close of business today. TINTA's 4-1/2% Convertible Subordinated Debentures due 2006 will continue to trade on the Nasdaq Stock Market under the symbol TINTG but will be convertible into shares of Series A Liberty Media Group Common Stock rather than TINTA Series A Common Stock, at a conversion price of $27.30 per .58 of a share of Series A Liberty Media Group Common Stock (which equates to an effective conversion price of $47.07 per whole share of Series A Liberty Media Group Common Stock).

     Letters of transmittal to be used in exchanging stock certificates will be sent to TINTA stockholders shortly.

Tele-Communications International, Inc. is an international media company providing programming services and operating television, telephone and Internet distribution networks around the world. Tele-Communications International is a partner in ventures that provide cable services to subscribers in Europe, Asia and Latin
    America and also provides cable and satellite programming services in various countries outside of the United States.